                                                                    EXHIBIT 23.5


                   [BANC OF AMERICA SECURITIES LLC LETTERHEAD]

                                August 31, 2001


Board of Directors
Apco Argentina Inc.
One Williams Center
Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated April 5, 2001 to the Board of Directors of Apco Argentina Inc. (the "Company") regarding the proposed merger (the "Merger") of Globex Energy, Inc. with a wholly owned subsidiary of the Company in the Company's Amendment No. 1 to the Registration Statement on Form S-4, dated August 31, 2001, to which this consent is filed as an exhibit (the "Registration Statement") and to the references in the Registration Statement to our firm and to our opinion under the headings "Opinion of Financial Advisor", "Background of the Merger", "Factors Considered by, and Recommendation of, the Apco Board" and "Opinion of Apco's Financial Advisor". In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC